Exhibit (h)(12)

John Hancock Advisers, LLC
200 Berkeley Street Boston, MA 02116

March 28, 2019

To the Trustees of:

John Hancock Funds III

200 Berkeley Street

Boston, MA 02116

Re:	Amended and Restated Expense Limitation Agreement and Voluntary Expense Limitation Notice

With reference to the Advisory Agreement dated January 1, 2014, as amended, entered into by and between John Hancock Advisers, LLC (the "Adviser") and John Hancock Funds III (the "Trust"), on behalf of each series of the Trust (each, a "Fund" and collectively, the "Funds"), we hereby notify you as follows:

1. The Adviser agrees to contractually waive its management fee for each Fund and, to the extent necessary, bear other expenses, as set forth in Appendix A hereto.

2. The Adviser agrees to voluntarily waive its advisory fees or, to the extent necessary, reimburse other expenses of each Fund as set forth in Appendix B, Appendix C and Appendix D hereto.

3. We understand and intend that the Trust will rely on this undertaking in overseeing the preparation and filing of Post-effective Amendments to the Registration Statement on Form N-1A for the Trust and the Funds with the Securities and Exchange Commission, in accruing each Fund's expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and we expressly permit the Trust so to rely.

Very truly yours,

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Chief Financial Officer

Agreed and Accepted
on behalf of John Hancock Funds III

By:	/s/ Charles A. Rizzo
Charles A. Rizzo
Chief Financial Officer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer in his capacity as such and not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Funds.

APPENDIX A

Class Level Contractual Total Operating Expense Limitations

For purposes of this Appendix:

"Expenses" means all the expenses of a class of shares of a Fund (including those expenses of the Fund attributable to such class) but excluding: (i) taxes; (ii) portfolio brokerage commissions; (iii) interest; (iv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business; (v) acquired fund fee expenses paid indirectly; and (vi) short dividend expense.

"Expense Limit" means the percentage of average daily net assets (on an annualized basis) attributable to a class of shares of the Funds set forth below.

The Adviser contractually agrees to make payment to a specific class of shares of a Fund (up to the amount of the expenses relating solely to such class of shares), in an amount equal to the amount by which the Expenses of such class of shares exceed the Expense Limit for such class set forth in the table below. The expense limitation agreements expire on the dates specified, unless renewed by mutual agreement of the Fund and the Adviser based upon a determination that this is appropriate under the circumstances at that time.

The Expense Limit for the classes of shares of the Funds indicated below for the purposes of this Appendix shall be as follows:

Fund/Class	A	B	C	R1	R2	R3	R4	R5	I	I2	ADV	1	NAV	R6	Expiration Date of Expense Limit (except as otherwise noted)
Global Shareholder Yield Fund	1.09%[1]	1.84%[1]	1.84%[1]	N/A	1.24%[1]	N/A	N/A	N/A	0.84%[1]	N/A	N/A	N/A	N/A	0.74%[1]	7/31/2020[1]

1 At the March 26-28, 2019 meeting of the Board of Trustees of the Trust, the Adviser notified the Board of, and the Board approved, the extension of the class level contractual total operating expense limitations for Class A, Class B, Class C, Class R2, Class R6 and Class I shares of Global Shareholder Yield Fund to July 31, 2020, effective upon the current expiration date of June 30, 2019.

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APPENDIX B

Class Level Voluntary Total Operating Expense Limitations

For purposes of this Appendix:

"Expenses" means all the expenses of a class of shares of the Fund (including those expenses of the Fund attributable to such class) but excluding: (i) taxes; (ii) portfolio brokerage commissions; (iii) interest expense; (iv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business; (v) acquired fund fees and expenses paid indirectly; and (vi) short dividend expense.

"Expense Limit" means the percentage of average daily net assets (on an annualized basis) attributable to a class of shares of the Fund set forth below.

The Adviser voluntarily agrees to waive advisory fees or, if necessary, reimburse expenses or make payment to a specific class of shares of the Fund (up to the amount of the expenses relating solely to such class of shares), in an amount equal to the amount by which the Expenses of such class of shares exceed the Expense Limit for such class set forth in the table below.

The Expense Limit for the classes of shares of the Fund indicated below for the purposes of this Appendix shall be as follows:

	Class	Class	Class	Class	Class	Class	Class	Class	Class	Class	Class	Expiration
Fund	A	B	C	I	R1	R2	R3	R4	R5	R6	NAV	Date of Expense Limit*
Global Shareholder Yield Fund

*These fee waivers and/or expense reimbursements are voluntary and may be amended or terminated at any time by the Adviser on notice to the Trust.

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APPENDIX C

Fund Level Total Operating Expense Voluntary Waiver

For purposes of this Appendix:

"Expenses" means all the expenses of a Fund but excluding: (i) taxes; (ii) portfolio brokerage commissions; (iii) interest; (iv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business; (v) acquired fund fee expenses paid indirectly; (vi) Rule 12b-1 fees; (vii) transfer agent fees and service fees; (viii) shareholder servicing fees; and (ix) short dividend expense.

"Expense Limit" means the percentage of average daily net assets (on an annualized basis) attributable to a class of shares of the Funds set forth below.

The Adviser voluntarily agrees to reduce its management fee for the Fund or, if necessary, make payment to the Fund, in an amount equal to the amount by which the "Expenses" of the Fund exceed the percentage of average daily net assets (on an annualized basis) of the Fund as set forth in the table below.

Fund	Limit on Other Expenses	Expiration Date of Expense Limit*
Global Shareholder Yield Fund	0.74%

*	These fee waivers and/or expense reimbursements are voluntary and may be amended or terminated at any time by the Adviser on notice to the Trust.
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APPENDIX D

Fund Level Voluntary Limit on Other Expenses

For purposes of this Appendix:

The Adviser voluntarily agrees to reduce its management fee for the Fund or, if necessary, make payment to the Fund, in an amount equal to the amount by which the "Expenses" of the Fund exceed the percentage of average daily net assets (on an annualized basis) of the Fund as set forth in the table below. "Expenses" means all the expenses of the Fund, excluding (a) taxes, (b) brokerage commissions, (c) interest expense, (d) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business, (e) advisory fees, (f) Rule 12b-l fees, (g) transfer agent fees and service fees, (h) shareholder servicing fees, (i) borrowing costs, (j) prime brokerage fees, (k) acquired fund fees and expenses paid indirectly, and (l) short dividend expense.

Fund	Limit on Other Expenses	Expiration Date of Expense Limit*
Disciplined Value Fund	0.20%
Disciplined Value Mid Cap Fund	0.20%
International Growth Fund	0.25%
International Value Equity Fund	0.25%
Small Company Fund	0.20%
U.S. Quality Growth Fund (formerly Strategic Growth Fund)	0.20%

*	These fee waivers and/or expense reimbursements are voluntary and may be amended or terminated at any time by the Adviser on notice to the Trust.
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